Exhibit 99.1

IntraOp Medical Corporation Raises Additional Equity from New and Existing Investors

Funding Allows IntraOp to Accelerate Its Commitment to Provide Innovative Intraoperative Breast and Skin Cancer Radiation Solutions to Hospitals around the World

SUNNYVALE, Calif.--(BUSINESS WIRE)--IntraOp Medical Corporation (OTCBB:IOPM), announced today it has received $2.4 million of new equity from new and existing investors. Under the terms of the financing, IntraOp may raise an additional $0.6 million in equity by February 13, 2008.

“This financing is part of our continuing strategy to ensure that IntraOp has the resources to address the large market for intraoperative electron beam radiation delivered by the Mobetron, especially in the areas of breast and skin cancer,” said Oliver Janssen, chairman of the board of IntraOp.

John Powers, CEO of IntraOp, added, “This capital allows us to support and accelerate the penetration of our existing markets in North America, Europe and Japan and emerging markets in China, Korea and India.”

IntraOp has delivered 24 systems worldwide, with 10 systems in North America, 10 systems in Europe and 4 in Japan and China. In the United States, the Mobetron is installed at leading institutions in the United States including Stanford Hospital and Clinics, University of California at San Francisco, University of North Carolina, University Hospital of Cleveland, Mayo Clinic Phoenix, Ohio State University, Clarion Methodist Hospital Indianapolis, St. Vincent Indianapolis Hospital, University of Louisville and St. Joseph Hospital in Orange, CA.

About IntraOp

IntraOp Medical Corporation provides innovative technology solutions for the treatment and eradication of cancer. Founded in 1993, IntraOp is committed to providing the tools doctors need to administer intraoperative radiation therapy safely and effectively - for all cancer patients. The company's flagship product, the Mobetron, is the first fully portable, self-shielding intraoperative electron radiation therapy device designed for use in any operating room. Key Mobetron benefits include: increased survival rates, better local tumor control, shorter treatment cycles, and fewer side effects. Leading hospitals, from university research centers to specialized cancer clinics in North America, Europe and Asia, use the Mobetron as a vital part of their comprehensive cancer program.

For more information on IntraOp Medical Corporation, please visit www.intraopmedical.com.

Forward-looking Statements

This press release may contain "forward-looking statements" within the meaning of Section 27A of the 1933 Securities Act and Section 21E of the 1934 Securities Exchange Act. Actual results could differ materially, as the result of such factors as competition in the markets for the company's products and services and the ability of the Company to execute its plans. By making these forward-looking statements, the Company can give no assurances that transactions described in this press release will be successfully completed, and undertakes no obligation to update these statements for revisions or changes after the date of this press release.

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